Exhibit (a) (6)
Reject the Yamana Offer
July 31, 2007

FORWARD LOOKING statement
• CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
• This presentation, including the discussion of the reasons for the Board of Directors’ recommendation that Meridian shareholders reject the Yamana Offer, contains forward-looking information (as defined in the Securities Act (Ontario)) and forward-looking statements (as defined in the United States Securities Exchange Act of 1934, as amended) that are based on expectations, estimates and projections as of the date of this presentation. These forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “plans”, “predicts”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Actual results and developments (including forecasted production, earnings and cash flows) are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this presentation.
• Forward-looking statements contained in this presentation are based on a number of assumptions that may prove to be incorrect, including, but not limited to: the value of the assets of Meridian, Yamana and Northern Orion; the successful completion of new development projects, planned expansions or other projects within the timelines anticipated and at anticipated production levels; the accuracy of reserve and resource estimates, grades, mine life and cash cost estimates; whether mineral resources can be developed; interest and exchange rates; the price of gold and other metals; the strength of the economic fundamentals of gold relative to other base metals; competitive conditions in the mining industry; title to mineral properties; financing requirements; general economic conditions; changes in laws, rules and regulations applicable to Meridian; and whether or not an alternative transaction superior to the Yamana Offer may emerge. In addition to being subject to a number of assumptions, forward-looking statements in this presentation involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including the risks identified under “Note Concerning Resource Calculations” in Meridian’s Directors’ Circular as well as the risks identified in the filings by Meridian with the SEC and Canadian provincial securities regulatory authorities, including Meridian’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006.
• Meridian believes that the expectations reflected in the forward-looking statements contained in this presentation are reasonable, but no assurance can be given that these expectations will prove to be correct. In addition, although Meridian has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this presentation.
• ADDITIONAL DISCLOSURE
• Shareholders of Meridian and other interested parties are advised to read Meridian’s Directors’ Circular and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Meridian with the SEC on July 31, 2007 (including any amendments or supplements thereto and the other documents filed as exhibits thereto), because they contain important information. Shareholders and other interested parties may obtain a free copy of the Directors‘ Circular and Meridian’s Schedule 14D-9 at the Investor Relations section of Meridian’s website at www.meridiangold.com, or by contacting Georgeson Shareholder, the information agent retained by Meridian, at 1-888-605-7618. Free copies of Meridian’s Directors’ Circular are also available at www.sedar.com and, together with Meridian’s Schedule 14D-9, at www.sec.gov. The Directors’ Circular was filed by Meridian as an exhibit to Meridian’s Schedule 14D-9.
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 2

MERIDIAN Board Recommendations
· The Meridian Board recommends that shareholders REJECT the unsolicited offer from Yamana
• Meridian Shareholders are urged NOT to tender their shares
• Yamana Offer does not reflect an adequate premium for control of Meridian
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 3

SUMMARY *of the Yamana Offer*

The Yamana Offer

- Unsolicited proposal to acquire Meridian announced June 27, 2007 with formal offer filed July 19-20, 2007
- Yamana concurrently announced negotiated transaction to acquire Northern Orion
- 2.235 Yamana common shares plus C$3.15 in cash for each Meridian common share
- Pro forma Meridian shareholder ownership of 34%[1]

Offer Period

- Expires August 27, 2007 (8:00 p.m. EDT) unless extended or withdrawn

Key Conditions

- Not less than 66 2/3% of Meridian shares tendered
- Satisfaction or waiver of all conditions to the proposed transaction with Northern Orion
- Yamana receiving broad due diligence access
- Waiver of Rights Plan / regulatory approvals/ broad Material Adverse Effect conditions

Pro Forma Ownership [1]


Meridian
34%
Yamana
53%
Northern
Orion
13%

Consideration Mix [2]


90%
10%
Cash
Shares

1. Based on basic shares outstanding.
2. Based on the Yamana closing share price as at July 30, 2007 on the Toronto Stock Exchange.

MERIDIAN GOLD INC. > REJECT THE YAMANA OFFER
4

REASONS FOR REJECTION of the Yamana Offer
1. The Yamana Offer fails to adequately compensate Meridian shareholders for the value of Meridian’s world-class asset base and its successful exploration, development and operating track record
2. The Yamana Offer fails to adequately compensate Meridian for its very attractive development pipeline that will support significant near- and long-term growth
3. The Yamana Offer does not reflect an adequate premium for control of Meridian
4. The value of the Yamana shares is uncertain and is subject to significant risks, including risk associated with base metals exposure and project development risk
5. The Yamana Offer is extremely complex and highly conditional
6. The Yamana Offer is not a permitted bid under the Meridian Shareholder Rights Plan
7. The Board is exploring value-maximizing alternatives
8. Each of Meridian’s financial advisors has provided a written opinion that, as of the date of such opinion, the consideration offered under the Yamana Offer was inadequate, from a financial point of view, to Meridian shareholders
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 5

MERIDIAN Board Actions • Engaged a team of advisors
- Financial Advisors: BMO Capital Markets and Goldman, Sachs & Co - Legal Advisors: Fraser Milner Casgrain LLP and Skadden, Arps, Slate, Meagher & Flom LLP
- Media and Shareholder Communication • Board recommends rejection of Yamana Offer
• Board is working with management and advisors to develop, review and evaluate a range of alternatives consistent with its focus on maximizing value to Meridian shareholders
• Alternatives include building upon existing value-enhancing initiatives as well as engaging in discussions with third parties regarding strategic alternatives
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 6

VALUE of Meridian’s Asset Base and Track Record
• World-class, low cash cost, high-grade and consistently profitable deposits
• Mining-friendly and politically stable jurisdictions
• Consistent track record of value creation through industry-leading exploration, development and operational success
• Proven ability to discover, construct, and operate properties and consistently deliver superior results
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 7

INDUSTRY LEADING *Cash Cost Position*

- Meridian's high-quality, high-grade asset portfolio has given it an industry-leading cash cost position versus its peers
- Meridian's 2006 cash cost of production of -$22 per ounce was among the lowest in the industry, according to GFMS
- In comparison, Yamana's 2006 cash cost per ounce produced was $326[2]
- Yamana's Q2 2007 cash cost per ounce produced quoted on a co-product basis[3] was $301/oz

2006 Cash Cost Curve[1]



Yamana 2006 Cash Costs ($326/oz) (2)
Meridian 2006 Cash Costs (-$22/oz)
US$/oz
First Decile
Ninth Decile
Cumulative Production %
700
600
500
400
300
200
100
0
-100
-200
0
10
20
30
40
50
60
70
80
90
100

Source: GFMS Limited Gold Survey 2007, Yamana public filings, and Meridian public filings.

1. These measures differ from measures determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance or liquidity prepared in accordance with GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

2. Yamana Management's Discussion and Analysis for the year ended December 31, 2006.

3. Yamana press release, dated July 16, 2007. As the majority of Chapada's revenues are from copper production the use of co-product accounting for cash costs is the appropriate methodology. As per Yamana disclosure, Q2 2007 cash costs do not include Jacobina and Fazenda Nova.

MERIDIAN GOLD INC. > REJECT THE YAMANA OFFER 8

ATTRACTIVE *Jurisdictions*

- Meridian's portfolio of assets is heavily weighted toward favorable mining jurisdictions in the Americas, with producing mines in Chile and Nevada
- On a weighted-average in-situ resource value basis according to the Fraser Institute's Policy Potential Index, Meridian's assets are located in more favorable jurisdictions than the assets of both Yamana and Northern Orion



Jurisdiction Risk Comparison (1)
Increased Risk
1.8
2.0
2.3
Meridian
Yamana
Yamana and Northern Orion

Source: Fraser Institute Annual Survey of Mining Companies 2006/2007.

1. The sum of the inverse of the Fraser Institute Policy Potential score for each jurisdiction multiplied by the in-situ value contribution from the resources in each jurisdiction based on median long-term Equity Research analyst estimates multiplied by 100, including long-term pricing of: gold, $550/oz (21 estimates); silver, $9.92/oz (20 estimates); copper, $1.30/lb (27 estimates); zinc, $0.65/lb (26 estimates); molybdenum, $7.00/lb (7 estimates).

MERIDIAN GOLD INC. > REJECT THE YAMANA OFFER 9

TRACK RECORD *of Value Creation*

- Meridian has a 20-year track record of discovering, developing, and operating precious metal mines
- Production of approximately 6.9 million ounces of gold and 64 million ounces of silver since 1981 from six mines
- Industry leading discovery and acquisition costs
- Consistent track record of increasing P&P reserves and adding value through the conversion of resources to reserves

Cumulative Resources Discovered (million oz GEO[2,3])



M&I CAGR [1]
(2001 - 2006)
18.8%
5.5
1.2
4.4
9.3
0.5
1.5
7.2
8.2
1.0
0.8
6.4
9.4
1.4
1.1
6.9
10.3
1.8
1.5
7.0
12.4
2.2
2.1
8.1
2001
2002
2003
2004
2005
2006
M&I Resources (Inclusive of P&P)
Inferred Resources
Cumulative Production

1. 2001 – 2006 CAGR calculated by comparing the sum of 2006 M&I resources (inclusive of P&P reserves) and cumulative production between 2001 and 2006 to the 2001 M&I resources.

2. Gold equivalent ounce. Except where otherwise noted, non-gold commodities are converted into GEO based on consensus long-term Equity Research analyst estimates, including long-term pricing of: gold, $550/oz (21 estimates); silver, $9.92/oz (20 estimates); copper, $1.30/lb (27 estimates); zinc, $0.65/lb (26 estimates); molybdenum, $7.00/lb (7 estimates).

3. Reference is made to Meridian's Directors' Circular and Schedule 14D-9 dated July 31, 2007 and to other continuous disclosure documents for information relating to Meridian's mineral reserves and mineral resources.

MERIDIAN GOLD INC. > REJECT THE YAMANA OFFER 10

STRONG PROJECT PIPELINE and Production Growth
• Yamana’s Offer does not reflect Meridian’s exciting project pipeline, with targeted production beyond one million ounces
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 11

SIGNIFICANT GROWTH Prospects – El Peñón
• Meridian’s El Peñón land position exceeds 750 square kilometers and possesses proven exploration potential
• Growth of reserves and resources historically with expectation of continued resource expansion both near El Peñón and regionally
• Expansion of mill will create capacity for exploitation of nearby Fortuna vein
• Permits to further expand the mill capacity to 3,500 tpd have been received, which will allow for the extraction of the nearby, high-grade Amancaya deposit
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 12

SIGNIFICANT GROWTH *Prospects – El Peñón*

- Since the original resource estimate in 1996, El Peñón has consistently expanded through both discovery of new mineralized trends and extension of existing resources

1996

2.4 million GEO (1)



2001

4.5 million GEO (1)



2006

8.5 million GEO (1)



1. Gold equivalent ounces shown are total contained geological inventory at a 3g/t cut-off and do not imply economic viability. Figures shown include cumulative production to Dec 31st of the applicable year. The total gold ounces plus cumulative production to date at Dec 31st of each of the years is 1.8 million oz, 3.4 million oz, and 5.6 million oz for 1996, 2001, and 2006, respectively.

MERIDIAN GOLD INC. > REJECT THE YAMANA OFFER 13

SIGNIFICANT GROWTH *Prospects – El Peñón*

- Meridian's total land holdings surrounding the El Peñón area exceed 2,500 square kilometers
- The region is highly prospective and Meridian has identified several targets
- El Peñón's GEO[(1)] resources discovered have grown from 2.4 million ounces to 8.5 million ounces between 1996 and 2006
- The discovery of Amancaya further demonstrates the overall potential of the region



CACHINA DE LA SIERRA
GUANACO

1. Gold equivalent ounce. These resources are total contained geologic inventory and do not imply economic viability. Except where otherwise noted, non-gold commodities are converted into GEO based on consensus long-term Equity Research analyst estimates, including long-term pricing of: gold, \$550/oz (21 estimates); silver, \$9.92/oz (20 estimates); copper, \$1.30/lb (27 estimates); zinc, \$0.65/lb (26 estimates); molybdenum, \$7.00/lb (7 estimates).

MERIDIAN GOLD INC. > REJECT THE YAMANA OFFER 14

SIGNIFICANT GROWTH Prospects – Minera Florida
• Minera Florida exemplifies Meridian’s low-cost acquisition strategy
• Meridian is applying its experience in developing high-grade vein deposits to transform the under-capitalized and under-explored Minera Florida property into a highly profitable, core asset
• Production expansion underway from 65,000 oz of gold per year to over 110,000 oz of gold per year starting in 2009
• Since the July 2006 acquisition, Meridian’s exploration efforts have added at least 650,000 GEO(1) to Minera Florida’s resource base
1. Gold equivalent ounce. Except where otherwise noted, non-gold commodities are converted into GEO based on consensus long-term Equity Research analyst estimates, including long-term pricing of: gold, $550/oz (21 estimates); silver, $9.92/oz (20 estimates); copper, $1.30/lb (27 estimates); zinc, $0.65/lb (26 estimates); molybdenum, $7.00/lb (7 estimates).
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 15

SIGNIFICANT GROWTH Prospects – Minera Florida
• In a very short time period since purchasing Minera Florida, Meridian’s exploration activities have resulted in the discovery of new veins and expansion of the resource base
• Exploration on this property is still very early stage; many targets and prospective areas remain to be explored
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 16

SIGNIFICANT GROWTH *Prospects – Minera Florida*

- Minera Florida is located in the Alhue district
- The El Membrillo district, located ~7km from Alhue, is home to two past producing mines
- In addition, the Chancon district, which is ~7km from El Membrillo, is home to two producing mines and several past producing mines
- Meridian has signed letters of intent to acquire the majority of both the El Membrillo and Chancon districts

CHILE CENTRAL NW STRUCTURAL CORREDOR
ALHUE – MEMBRILLO – CHANCON DISTRICTS



MINERA FLORIDA
ALHUE DISTRICT
EL MEMBRILLO DISTRICT
CHANCON DISTRICT
El Membrillo-Torcaza
El Membrillo-Vazuez-Valcina
Piroska
El Manzano
6230000N
15Km
Panal
Guayacan-Anaconda
Arizona
Anita
Cony
Aguila
Esmeril
Ingles
Muda
Perra
Catemina
Turca
320000E

MERIDIAN GOLD INC. > REJECT THE YAMANA OFFER 17

SIGNIFICANT GROWTH Prospects – Mercedes
• Discovered by Meridian in 2006
• Low sulfidation epithermal deposit
• 9 veins identified
• 80,000 hectare land position with very favorable infrastructure
• 1 million ounce minimum goal with NI 43-101 technical report by the end of 2007
• Surface and water rights obtained
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 18

GROWING Deposit M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 19

FAVORABLE Terrain M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 20

INADEQUATE Premium
• The premium offered by Yamana is well below takeover premiums in recent precedent transactions, particularly unsolicited transactions in the metals and mining industry
• Adjusting the pre-announcement Meridian share price of C$26.21 on June 27, 2007 for the 10.5% increase (on a Canadian dollar basis) in the Philadelphia Gold and Silver Index (XAU) since announcement, the implied offer price represents a premium of only 3.9% on July 30, 2007
Source: Thomson Financial. Precedent median take-over premiums based on target’s unaffected stock price, generally 20 trading days prior to announcement date, for transactions greater than $1.0 billion from January 1, 2000 to July 30, 2007. The notional Yamana Offer premium is shown based on Meridian’s share price on the TSX on May 27, 2007, one month prior to Yamana’s announcement of its intention to the Yamana Offer.
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 21

INCREASED Risk
• The value of the Yamana shares is uncertain and is subject to significant risks including:
1. Risk associated with base metals exposure
2. Project development and financing risk
3. Risk of future shareholder dilution through Yamana’s failure to focus on disciplined growth
4. Minimal synergies given that there is minimal operational overlap
• Given the increased risks associated with the combined company, the potential for a re-rating is highly unlikely
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 22

BASE METAL *Exposure – Pro Forma Impact*

- The pro forma company would derive 59% of the in-situ value [1] of its resource base [2] from base metals
- Meridian currently derives 2% of its value from base metals

Meridian Status Quo [1,2]	PF Yamana, Meridian, and Northern Orion [1,2]


Precious
Metals
98%
Base
Metals
2%
Base
Metals
59%
Precious
Metals
41%

Source: Public filings.

1. Based on consensus long-term Equity Research analyst estimates, including long-term pricing of: gold, $550/oz (21 estimates); silver, $9.92/oz (20 estimates); copper, $1.30/lb (27 estimates); zinc, $0.65/lb (26 estimates); molybdenum, $7.00/lb (7 estimates).
2. Based on sum of P&P reserves, M&I resources, and inferred resources as at Dec 31, 2006.

MERIDIAN GOLD INC. > REJECT THE YAMANA OFFER 23

BASE METAL Exposure – Future Price Expectations
• The significantly increased exposure to base metals comes at a time when both the Equity Research community and forward curves indicate that gold is expected to significantly outperform base metals in the future
• The Yamana Offer dilutes the exposure of Meridian shareholders to the value potential of the anticipated outperformance of gold relative to copper
Forward-Looking Ratio of Gold to Copper Prices
Source: Bloomberg and Equity Research
1. Based on July 30, 2007 gold and copper prices of $663.97 per ounce of gold and $3.61 per pound of copper.
2. Based on median estimate from 45 brokers for gold and 44 brokers for copper from 2008 onwards.
3. Forward curve pricing as per Bloomberg on July 30, 2007.
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 24

DEVELOPMENT and Financing Risk
• Meridian shareholders would be subject to risk associated with
Yamana’s pipeline of development projects as well as Northern Orion’s highly speculative Agua Rica project
• Agua Rica is unpermitted and Northern Orion’s feasibility study shows that it has a negative net present value at copper prices between $1.00 -$1.50 per pound (1)
• The ability of Northern Orion or Yamana to economically integrate Agua Rica with Baja de la Alumbrera is highly speculative and uncertain
• The financing required to fund the Agua Rica project’s ~$2.1B (1) in development capital expenditures is substantial
• These risks are further exacerbated by Yamana’s and Northern Orion’s limited development and operating experience
1. Northern Orion, Agua Rica Independent Technical Report NI-43-101. The project results in a negative net present value assuming either (i) $1.50 per pound copper and $6.00 per pound molybdenum or (ii) $1.00 per pound copper and $10.00 per pound molybdenum.
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 25

DILUTION *Risk*

- Yamana has a history of diluting its shareholders through acquisitions
- Since 2003, Yamana has increased its fully-diluted shares outstanding by 533% while only increasing its GEO[(1)] resource base by 135%
- Thus, Yamana's resources per share have declined by 63% since 2003, while Meridian's resources per share have increased by more than 40% over the same period

Meridian GEO[(1)] Resources per Share
Indexed to 2003 [(2)]


% Change: 40%
100
112
119
140
2003
2004
2005
2006

Yamana GEO[(1)] Resources per Share
Indexed to 2003 [(2)]


% Change: -63%
100
45
43
37
2003
2004
2005
2006

Source: Yamana and Meridian Annual Reports.

1. Gold equivalent ounce. Except where otherwise noted, non-gold commodities are converted into GEO based on consensus long-term Equity Research analyst estimates, including long-term pricing of: gold, $550/oz (21 estimates); silver, $9.92/oz (20 estimates); copper, $1.30/lb (27 estimates); zinc, $0.65/lb (26 estimates); molybdenum, $7.00/lb (7 estimates).
2. 2003 resources per share for each of Meridian and Yamana indexed to 100 and subsequent years compared to index to determine increase or decrease per year.

MERIDIAN GOLD INC. > REJECT THE YAMANA OFFER 26

DILUTIVE *Growth*

- Yamana's failure to focus on a disciplined balance between resource growth and shareholder dilution has resulted in a return on capital employed[1] that significantly trails Meridian's



Return on Capital Employed
Prior Year (2006)
11.5%
-1.6%
Meridian
Yamana



Return on Capital Employed
Prior 3 Years (2004 – 06)
10.4%
-0.5%
Meridian
Yamana



Return on Capital Employed
Prior 5 Years (2002 – 06)
11.8%
-2.9%
Meridian
Yamana

1. Return on capital employed is operating income divided by the average of the difference of total assets and total liabilities at the beginning and end of the year. Operating income and balance sheet items adjusted for gross and net impact of impairment charges on mineral properties, respectively. Yamana information derived from Yamana public filings.

MERIDIAN GOLD INC. > REJECT THE YAMANA OFFER 27

UNLIKELY *Re-Rating*

- The net asset value per share trading multiple that the combined company would receive in the market is likely to be lower than Meridian's undisturbed multiple
- Given the expected base metals exposure, increased development risk and increased geopolitical risk of the combined company, it is unlikely that the combined company's multiple will exceed the blended average multiple of its constituent parts



Multiples at June 27, 2007[1]
Blended Multiple at June 27, 2007[2]
1.49 x
1.42 x
0.94 x
1.39 x
Meridian
Yamana
Northern Orion
Pro Forma Yamana

Source: Price data from Bloomberg; NAVPS estimates based on the median of available Equity Research community estimates for Meridian (17 estimates), Yamana (10 estimates) and Northern Orion (4 estimates); pricing data based on Factset as of July 6, 2007.

1. Assumes June 27, 2007 closing stock prices for Meridian, Yamana and Northern Orion and consensus analyst median NAV estimates for each company.
2. Assumes weighted average multiple based on percentage contribution of Enterprise Value (on June 27, 2007 closing prices, at-market basis).

MERIDIAN GOLD INC. > REJECT THE YAMANA OFFER 28

COMPLEX and Highly Conditional Offer
• Yamana’s obligation to purchase Meridian shares tendered into the offer is subject to 13 conditions
• Conditional upon Northern Orion transaction
• Yamana has right to terminate the Northern Orion agreement if Yamana’s financial advisor has withdrawn its fairness opinion as a result of a specified action of Northern Orion that is not disclosed in any of the Yamana Offer documents
• Numerous conditions to the Yamana Offer are not subject to materiality thresholds or other objective criteria and provide Yamana with a broad range of grounds upon which it may decline to proceed with the Offer
• Meridian shareholders who tender to the Yamana Offer would simply be granting Yamana an option with respect to their Meridian shares
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 29

MERIDIAN Board Recommendations
· The Meridian Board recommends that shareholders REJECT the unsolicited offer from Yamana
• Meridian Shareholders are urged NOT to tender their shares
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 30

QUESTIONS Krista Muhr, Senior Manager, Investor Relations 9670 Gateway Drive, Suite 200 Reno, Nevada 89521 krista.muhr@meridiangold.com North American Toll Free Number: 1-800-572-4519 Local Number: 1-775-850-3764 Information Agent for Meridian North American Toll Free Number: 1-888-605-7618 Bankers and Brokers Call Collect: 1-212-440-9800 M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 31

Appendix Q2 2007 Highlights
M E R I D I A N G O L D I N C . > REJECT THE YAMANA OFFER 32

Q2 2007 *Record Quarter*

- Consolidated production of 80,400 oz gold, 2.3 million oz silver, 870 tonnes of zinc
- Commenced work towards pre-feasibility at Amancaya deposit
- Obtained key environmental approvals for El Peñón to expand mill to 3,500 tpd and for full mining production at Fortuna
- Continued exploration success:
  - *Minera Florida at the Marisol, Peumo, Hallazgo, Veta Tea veins*
  - *Mercedes – extended mineralization*
  - *El Peñón – extended strike length of Al Este and discovered potentially new vein, Esmeralda*


>> DISCOVER >>
<< ACQUIRE <<
<< DEVELOP <<
<< OPERATE <<
>> SUSTAIN >>
Long-term
Value

MERIDIAN GOLD INC. > REJECT THE YAMANA OFFER 33

Q2 2007 *Record Quarter*

Sales revenue	$84.3M
Operating Cash Flow	$36.5M
Net earnings	$24.5M
EPS	$0.24
Gold production	80,400 oz
Silver production	2.3 Moz
Zinc production	870 t
CASH COSTS	
By product	$(58)/oz
GEO	$190/oz
Co-product Au	$191/oz
Co-product Ag	$4/oz



MERIDIAN GOLD INC. > REJECT THE YAMANA OFFER 34